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                                                                  Exhibit 99

                 WINTHROP GROWTH INVESTORS 1 LIMITED PARTNERSHIP
                                December 31, 1997



Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement (Unaudited)

1.    Statement of Cash Available for Distribution:
                                             Year Ended       Three Months Ended
                                          December 31, 1997    December 31, 1997
                                          -----------------    -----------------
    Net Loss                                $  (291,000)            (84,000)
    Add: Depreciation and amortization        1,808,000             426,000

    Less: Cash to reserves                   (1,317,000)           (292,000)
                                            -----------             -------
    Cash Available for Distribution         $   200,000             $50,000
                                            ===========             =======

    Distributions allocated to Limited
      Partners                              $   200,000             $50,000
                                            ===========             =======


2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended December 31, 1997:


      Entity Receiving                  Form of
        Compensation                  Compensation                       Amount
        ------------                  ------------                       ------

    General Partners      Interest in Cash Available for Distribution   $  -

    Winthrop Management   Property Management Fee                        $86,000